Table of Contents

Banco Bradesco S.A
Exhibit 7.1

	December 31,

	2002		2003		2004
	Preferred	Common	Preferred	Common	Preferred	Common

Dividend per share

Actual dividends declared
(in millions of reais)	R$ 492	R$ 455	R$ 701	R$ 646	R$ 694	R$ 631

Weigthed average number of
shares outstanding	212,948,868	217,339,670	227,580,486	230,880,111	236,081,798	239,266,115

Dividend per share	R$ 2.31	R$ 2.09	R$ 3.08	R$ 2.80	R$ 2.94	R$ 2.64